Exhibit 4.1

[FORM OF WARRANT]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

SMTC CORPORATION

Warrant To Purchase Common Stock

Warrant No.: __________

Number of Shares of Common Stock:_____________

Date of Issuance: [__________], 2018 ("Issuance Date")

SMTC Corporation, a Delaware corporation (the "Company"), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [_______________], the registered holder hereof or its permitted assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), [_______________] (_______________)fully paid nonassessable shares of Common Stock, subject to adjustment as provided herein (the "Warrant Shares"). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this "Warrant"), shall have the meanings set forth in Section 18. This Warrant is one of the Warrants to purchase Common Stock (the "Lender Warrants") issued pursuant to Section 1 of that certain Subscription Agreement, dated as of November [•], 2018 (the "Subscription Date"), by and among the Company and the investors (the "Subscribers") referred to therein (the "Subscription Agreement"). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Subscription Agreement.

1.                  EXERCISE OF WARRANT.

(a)    Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), of the Holder's election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the "Aggregate Exercise Price") in cash by wire transfer of immediately available funds or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Holder has delivered an Exercise Notice to the Company, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company's transfer agent (the "Transfer Agent"). On or before the earlier of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which the Holder has delivered the Exercise Notice to the Company, so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the first (1st) Trading Day following the date on which the Holder has delivered the Exercise Notice to the Company (a "Share Delivery Date") (provided that if the Aggregate Exercise Price has not been delivered by such date, the applicable Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and (A) the Warrant Shares are subject to an effective resale registration statement in favor of the Holder or (B) if exercised via Cashless Exercise, at a time when Rule 144 would be available for immediate resale of the Warrant Shares by the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if (A) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (B) the Warrant Shares are not subject to an effective resale registration statement in favor of the Holder and, if exercised via Cashless Exercise, at a time when Rule 144 would not be available for immediate resale of the Warrant Shares by the Holder, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company's share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than four (4) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company's obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination.

(b)   Exercise Price. For purposes of this Warrant, "Exercise Price" means $0.01, subject to adjustment as provided herein.

(c)    Company's Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company's share register or if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the Holder's balance account with DTC, for such number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise of this Warrant or (II) if the Registration Statement (as defined in the Registration Rights Agreement) covering the resale of the Warrant Shares that are the subject of the Exercise Notice (the "Unavailable Warrant Shares") is not available for the resale of such Unavailable Warrant Shares and the Company fails to promptly, but in no event later than as is required pursuant to the Registration Rights Agreement (x) so notify the Holder and (y) deliver the Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a "Notice Failure" and together with the event described in clause (I) above, an "Exercise Failure"), then, in addition to all other remedies available to the Holder, the Holder, upon written notice to the Company, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the voiding of an Exercise Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise. In addition to the foregoing, if on or prior to the applicable Share Delivery Date either (I) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company's share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise hereunder or pursuant to the Company's obligation pursuant to clause (ii) below or (II) a Notice Failure occurs, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock relating to the applicable Exercise Failure (a "Buy-In"), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock with respect to the Buy-In (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such shares of Common Stock) or credit the Holder's balance account with DTC for such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder's balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the date of delivery of the applicable Exercise Notice and ending on the applicable Share Delivery Date. Nothing herein shall limit the Holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d)   Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the "Net Number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

Net Number = (A x B) - (A x C)

D

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D = the Closing Sale Price of the Common Stock on the date of the Exercise Notice

For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, the Company hereby acknowledges and agrees that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Subscription Agreement. The Company agrees not to take any position contrary to this Section 1(d).

(e)    Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f)    Limitations on Exercises.

(i)     Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the other Lender Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f)(i). For purposes of this Section 1(f)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the "SEC"), as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the "Reported Outstanding Share Number"). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this Section 1(f)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the "Reduction Shares") and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder's and the other Attribution Parties' aggregate beneficial ownership exceeds the Maximum Percentage (the "Excess Shares") shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Lender Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f)(i) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(ii)   Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon exercise of this Warrant and the Holder shall not have the right to receive upon exercise of this Warrant any shares of Common Stock, to the extent the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon exercise of the Lender Warrants without breaching the Company's obligations under the rules or regulations of the Principal Market (the "Exchange Cap"), except that such limitation shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount. Until such approval is obtained, no Subscriber shall be issued in the aggregate, upon exercise of any Lender Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the total number of shares of Common Stock underlying the Lender Warrant issued to such Subscriber pursuant to the Subscription Agreement on the Issuance Date and the denominator of which is the aggregate number of shares of Common Stock underlying the Lender Warrants issued to the Subscribers pursuant to the Subscription Agreement on the Issuance Date (with respect to each Subscriber, the "Exchange Cap Allocation"). In the event that any Subscriber or transferee of Warrants shall sell or otherwise transfer any of the Holder's Lender Warrants such transferee shall be allocated a pro rata portion of such Subscriber's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Lender Warrants shall exercise all of such holder's Lender Warrants into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Lender Warrants on a pro rata basis in proportion to the number of shares of Common Stock underlying the Lender Warrants then held by each such holder. In the event that the Company is prohibited from issuing any Warrant Shares for which an Exercise Notice has been received as a result of the operation of this Section 1(f)(ii) after the Company failed to obtain the Nasdaq Stockholder Approval (as defined in the Subscription Agreement) on or prior to the Nasdaq Stockholder Meeting Deadline (as defined in the Subscription Agreement) pursuant to Section 4.5(b) of the Subscription Agreement, then, unless the Holder elects to void such exercise, in exchange for cancellation of the applicable number of Warrant Shares that is subject to such Exercise Notice, the Holder may require the Company to pay to the Holder within three (3) Trading Days of the applicable exercise, cash by wire transfer of immediately available funds, which cash amount for each share of Common Stock that the Company is unable to deliver pursuant to this Section 1(f)(ii) shall be equal to the highest trading price of the Common Stock in effect at any time during the period beginning on the applicable date of the applicable Exercise Notice and ending on the date the Company makes the payment provided for in this sentence.

(g)   Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to: (x) prior to the earlier to occur of the Authorized Capital Increase Approval Date (as defined in the Subscription Agreement) and the Authorized Capital Increase Stockholder Meeting Deadline (as defined in the Subscription Agreement), 125% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding, including after giving effect to Section 2(a) and/or Section 2(c) of this Warrant and (y) on or after the earlier to occur of the Authorized Capital Increase Approval Date and the Authorized Capital Increase Stockholder Meeting Deadline, 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding, including after giving effect to Section 2(a) and/or Section 2(c) of this Warrant (the number of shares of Common Stock required to be reserved for issuance upon exercise of the Warrants set forth in clause (x) or (y), as applicable, the "Required Reserve Amount" and the failure to have such sufficient number of authorized and unreserved shares of Common Stock, an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company's obligations under this Section 1(g), in the case of an insufficient number of authorized shares, obtain shareholder approval of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use reasonable best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. In the event that upon any exercise of this Warrant, the Company does not have sufficient authorized shares to deliver in satisfaction of such exercise, then unless the Holder elects to void such attempted exercise, in exchange for cancellation of the applicable number of Warrant Shares that is subject to such Exercise Notice the Holder may require the Company to pay to the Holder within three (3) Trading Days of the applicable exercise, cash by wire transfer of immediately available funds, which cash amount for each share of Common Stock that the Company is unable to deliver pursuant to this Section 1(g) shall be equal to the highest trading price of the Common Stock in effect at any time during the period beginning on the applicable date of the applicable Exercise Notice and ending on the date the Company makes the payment provided for in this sentence.

2.      ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)    Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale (or deemed issuance or sale) of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or sold (or deemed to have been issued or sold) by the Company in connection with any Excluded Securities for a consideration per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Market Price per share of the Common Stock immediately prior to such issuance or sale (or deemed issuance or sale) (the foregoing a "Dilutive Issuance"), then immediately upon such Dilutive Issuance, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such Dilutive Issuance shall be increased (but in no event decreased) to a number of Warrant Shares equal to the product obtained by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such Dilutive Issuance by a fraction (which shall in no event be less than one):

(i) the numerator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance; and

(ii) the denominator of which shall be the sum of (A) the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (B) the aggregate number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Company upon such Dilutive Issuance would purchase at the Market Price per share of the Common Stock immediately prior to such Dilutive Issuance.

For purposes of determining the adjusted number of Warrant Shares under this Section 2(a), the following shall be applicable:

(i)     Issuance of Options. If the Company in any manner grants or sells any Options after the Subscription Date, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Applicable Price, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options, at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 2(a)) of (w) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (x) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (y), in the case of such Options for the purchase of Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, less (z) any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options (without giving effect to any limitation on the exercise, conversion or exchange of such Options). Except as set forth in Section 2(a)(iii), no further adjustment of the number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)   Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities after the Subscription Date, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Applicable Price, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities, at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 2(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, less (z) any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities (without giving effect to any limitation on the exercise, conversion or exchange of such Convertible Securities). Except as set forth in Section 2(a)(iii), no further adjustment of the number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the number of Warrant Shares shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the number of Warrant Shares in effect at the time of such increase or decrease shall be adjusted to the number of Warrant Shares, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(a)(iii), if the terms of any Options or Convertible Securities that were outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Options or Convertible Securities and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in a decrease in the number of Warrant Shares.

(iv) Calculation of Consideration Received. In case any Common Stock, Options or Convertible Securities are issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, the amount of consideration therefore shall be deemed to be the Fair Market Value of such Common Stock, Options or Convertible Securities, as applicable, attributable to such portion of the aggregate consideration received by the Company in such transaction. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)   Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Securities (or portion thereof) (including without limitation upon the redemption or purchase for consideration of all or any portion of such Options or Convertible Securities by the Company) for which any adjustment was made pursuant to this Section 2(a), the number of Warrant Shares then issuable upon exercise of this Warrant shall forthwith be changed pursuant to the provisions of this Section 2(a) to the number of Warrant Shares which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Securities (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued; provided, however, that any such decrease to the number of Warrant Shares shall not be greater than the number of Warrant Shares then remaining under this Warrant.

(b)   Adjustment Upon Subdivision or Combination of Shares of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)    Reset. If the Term Loan B remains outstanding on the second (2nd) anniversary of the Issuance Date (the "Reset Date") and the Designee has not elected to increase the interest rate in respect of the Term Loan B pursuant to Section 2.04 of the Financing Agreement, then, on the Reset Date the number of Warrant Shares issuable upon exercise of this Warrant shall increase by a number of Warrant Shares equal to the product obtained by multiplying (x) 3.0% of the shares of Common Stock Deemed Outstanding on the Reset Date, and (y) a fraction, the numerator of which is the amount of the Term Loan B that remains outstanding as of the Reset Date, and the denominator of which is the aggregate amount of the Term Loan B drawn under the Term Loan B Commitments (as defined in the Financing Agreement) (without giving effect to any repayments in respect thereof) as of the applicable date of determination.

(d)   Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as mutually determined by the Company's Board of Directors and the Required Holders, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(d) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3.                  RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder's right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

4.      PURCHASE RIGHTS; PUT RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)    Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time on or after the Subscription Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, that to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b)   Put Rights. Upon the occurrence of any of the following events (each, a "Put Triggering Event"), (i) a Fundamental Transaction other than one in which holders of Common Stock receive solely cash (a "Put Fundamental Transaction"), (ii) the Final Maturity Date (as defined in the Financing Agreement), (iii) a refinancing in full of all the Loans (as defined in the Financing Agreement) under the Financing Agreement, (iv) any Event of Default under Section 9.01(a), Section 9.01(f) or Section 9.01(g) of the Financing Agreement or (v) the acceleration of the Company's obligations under the Financing Facility, at the request of the Holder delivered before the ninetieth (90th) day after the occurrence or consummation of any Put Triggering Event, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or in case of a Put Fundamental Transaction, on the effective date of such Put Fundamental Transaction if such date is earlier than the date that is five (5) Business Days following the request of the Holder), cash by wire transfer of immediately available funds in an amount equal to the Fair Market Value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the initial day of the applicable Put Triggering Event.

(c)    Fundamental Transaction. Upon: (i) the occurrence or consummation of a Fundamental Transaction in which holders of Common Stock receive solely cash or (ii) if the Holder indicates in writing it shall not exercise its put right pursuant to Section 4(b) in connection with a Put Fundamental Transaction, on the fifth (5th) Business Day after such notice, or, if the Holder does not notify the Company in writing prior to the ninetieth (90th) day after the occurrence or consummation of a Put Fundamental Transaction, on the ninetieth (90th) day after the occurrence or consummation of such Put Fundamental Transaction, the Company (or the Successor Entity) shall deliver to the Holder, in case of the foregoing clause (i), such cash, or, in case of the foregoing clause (ii), such cash and/or such other consideration, in each case, which the Holder would have been entitled to receive upon the happening of such applicable Fundamental Transaction had this Warrant been exercised immediately prior to such applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant) (provided, however, to the extent that the Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the Holder until such time or times, as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be delivered such shares to the extent as if there had been no such limitation). For the avoidance of doubt, if a Fundamental Transaction does not result in holders of Common Stock receiving any consideration and the Holder does not elect to exercise its put right pursuant to Section 4(b), then, this Warrant shall remain outstanding and the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term "Company" under this Warrant (so that from and after the date of such Fundamental Transaction, each and every provision of this Warrant referring to the "Company" shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Warrant and, at the election of the Holder, the Company and the Successor Entity or Successor Entities shall deliver to the Holder in exchange for this Warrant a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to this Warrant and exercisable for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction.

5.      NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Lender Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Lender Warrants, the Required Reserve Amount.

6.      WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7.      REISSUANCE OF WARRANTS.

(a)    Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)   Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)    Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Lender Warrants for fractional Warrant Shares shall be given.

(d)   Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.      NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 6.3 of the Subscription Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9.                  AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders. Any amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Warrant and all holders of the Lender Warrants.

10.  GOVERNING LAW; JURISDICTION; PROCESS AGENT; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 6.3 of the Subscription Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. The Company hereby appoints CT Corporation (the "Process Agent"), with an office on the Subscription Date at 111 8th Avenue, 13th Floor, New York, New York 10011, as its agent to receive on its behalf service of the summons and complaint and any other process which may be served in any action or proceeding described above.  Such service may be made by mailing or delivering a copy of such process to the Company, in care of the Process Agent at the address specified above for the Process Agent, and the Company hereby authorizes and directs the Process Agent to accept such service on its behalf. The Company covenants and agrees that, for so long as it shall be bound under this Warrant or any other Transaction Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Warrant or such other Transaction Document and shall keep the Holder advised of the identity and location of such agent.  If for any reason there is no authorized agent for service of process in New York, the Company irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 6.3 of the Subscription Agreement.  Nothing in this Section 10 shall affect the right of the Holder to (i) commence legal proceedings or otherwise sue the Company in the country in which it is domiciled or in any other court having jurisdiction over the Company or (ii) serve process upon the Company in any manner authorized by the laws of any such jurisdiction. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.  CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all of the Subscribers and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12.  DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price, the arithmetic calculation of the Warrant Shares or the Fair Market Value of the Warrant, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within three (3) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price, the Warrant Shares or the Fair Market Value of the Warrant within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Exercise Price or the Fair Market Value of the Warrant, as the case may be, to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed or (b) the disputed arithmetic calculation of the Warrant Shares to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13.  REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.  TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company, except as may otherwise be required by Section 3.2(h) of the Subscription Agreement. Notwithstanding foregoing, this Warrant shall not be permitted to be offered for sale, sold, transferred, pledged or assigned to a Competitor (as defined in the Financing Agreement) without the prior written consent of the Company; provided, that no such consent shall be required if as of the applicable date of determination there shall have occurred and be continuing any Event of Default under Section 9.01(a), Section 9.01(c) (solely as a result of any breach of any financial covenant set forth in Section 7.03), Section 9.01(f) or Section 9.01(g) of the Financing Agreement.

15.  SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16.  DISCLOSURE. At any time after the Holder or an of its Affiliates ceases to be a Lender under the Financing Agreement, upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

17.  CURRENCY; JUDGMENT CURRENCY; PAYMENTS.

(a)    Currency. All amounts set forth in this Warrant that refer to dollars or $ shall refer to U.S. dollars. All amounts denominated in other currencies shall be converted in the U.S. dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.

(b)   Judgment Currency.

(i)       If for purposes of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency, a "Judgment Currency") an amount due in U.S. Dollars under this Warrant, the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding:

(1)       the date of actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(2)       the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 17(c) being hereinafter referred to as the "Judgment Conversion Date").

(ii)       If, in the case of any proceeding in the court of any jurisdiction referred to in Section 17(c)(i)(2) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of U.S. Dollars which could have been purchased with the amount of Judgment Currency stipulated in the applicable judgment order at the Exchange Rate prevailing on the Judgment Conversion Date.

(iii)       Any amount due from the Company under this section shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Warrant.

(c)    Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Warrant, such payment shall be made in lawful money of the United States via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions; provided that the Holder may elect to receive a payment of cash by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Subscribers attached to the Subscription Agreement). Whenever any amount expressed to be due by the terms of this Warrant is due on any day which is not a Trading Day, the same shall instead be due on the next succeeding day which is a Trading Day.

18.  CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)    "Affiliate" shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(b)   "Approved Stock Plan" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

(c)    "Attribution Parties" means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder's and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d)   "Bloomberg" means Bloomberg Financial Markets.

(e)    "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)    "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(g)   "Common Stock" means (i) the Company's shares of Common Stock, par value $0.01 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification, reorganization or recapitalization of such Common Stock.

(h)   "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(a)(i) and 2(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding (i) any shares of Common Stock owned or held by or for the account of the Company or issuable upon exercise of the Lender Warrants, (ii) any shares of Common Stock issued or issuable in connection with any Approved Stock Plan and (iii) any shares of Common Stock issued or issuable to the extent all the proceeds of the issuance or deemed issuance of such Common Stock, net solely of any reasonable underwriting and legal fees and expenses directly related to such issuance or deemed issuance (such fees and expenses, the "Direct Costs"), is used to pay down or pay off the Term Loan B; provided, that if the Company raises proceeds in an issuance or deemed issuance that exceed the amounts outstanding under the Term Loan B (such excess proceeds, the "Excess Proceeds"), such Common Stock issued or deemed issued shall only be considered "Excluded Securities" hereunder if the applicable Direct Costs shall first be deducted from such Excess Proceeds.

(i)     "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock, including, without limitation, restricted stock units.

(j)     "Designee" means TCW Asset Management Company LLC.

(k)   "Eligible Market" means the Principal Market, the NYSE American, The Nasdaq Global Select Market, The Nasdaq Capital Market or The New York Stock Exchange, Inc.

(l)     "Event of Default" shall have the meaning ascribed to such term in the Financing Agreement.

(m) "Exchange Rate" means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Warrant, the U.S. dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(n)   "Excluded Securities" means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan, (ii) upon the exercise of the Lender Warrants; provided, that the Lender Warrants are not amended, modified or changed on or after the Subscription Date, provided, further, that any Common Stock issued or issuable upon exercise of any Lender Warrants amended, modified or changed on or after the Subscription Date may nevertheless be deemed "Excluded Securities" with respect to this Warrant (but not with respect to the other Lender Warrants) with the prior written consent of the Holder, (iii) upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date; provided, that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date; provided, further, that any Common Stock issued or issuable upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, but which are amended, modified or changed on or after the Subscription Date may nevertheless be deemed "Excluded Securities" with respect to this Warrant (but not with respect to the other Lender Warrants) with the prior written consent of the Holder (iv) to the extent all the proceeds of the issuance or deemed issuance of such Common Stock, net solely of any Direct Costs directly related to such issuance or deemed issuance, is used to pay down or pay off the Term Loan B; provided, that if the Company raises proceeds in an issuance or deemed issuance Excess Proceeds, such Common Stock issued or deemed issued shall only be considered "Excluded Securities" hereunder if the applicable Direct Costs shall first be deducted from such Excess Proceeds.

(o)   "Expiration Date" means the date eighty-four (84) months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a "Holiday"), the next day that is not a Holiday.

(p)   "Fair Market Value" of a security shall be the fair market value of such security as determined jointly by the Company and the Holder; provided, that if the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12.

(q)   "Financing Agreement" means that certain Financing Agreement of even date herewith by and among the Company, certain other loan parties thereto, the lenders from time to time party thereto, the Designee, as administrative agent for lenders thereunder, and as the collateral agent for the lenders thereunder, as amended, amended and restated, supplemented or otherwise modified from time to time.

(r)     "Fundamental Transaction" means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company, or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(s)    "Group" means a "group" as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(t)     "Market Price" means the arithmetic average of the Weighted Average Prices of the Common Stock during the ten (10) Trading Days immediately prior to the applicable date of determination.

(u)   "Options" means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

(v)   "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(w) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(x)   "Principal Market" means The Nasdaq Global Market.

(y)   "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of the Subscription Date by and among the Company and the Subscriber.

(z)    "Required Holders" means the holders of the Lender Warrants representing at least a majority of the shares of Common Stock underlying the Lender Warrants then outstanding and shall include the Designee as long as the Designee or any of its Affiliates holds any Lender Warrants.

(aa)"Securities Act" means the Securities Act of 1933, as amended.

(bb)           "Standard Settlement Period" means the standard settlement period, expressed in a number of Trading Days, on the principal securities exchange or securities market on which the Common Stock is then traded as in effect on the date of delivery of the applicable Exercise Notice.

(cc)"Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(dd)          "Subsidiary" has the meaning ascribed to such term in the Financing Agreement.

(ee)"Successor Entity" means one or more Person or Persons (or, if so elected by the Required Holders, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction, or one or more Person or Persons (or, if so elected by the Required Holders, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ff) "Term Loan B" has the meaning ascribed to such term in the Financing Agreement.

(gg)           "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(hh)           "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term "Weighted Average Price" being substituted for the term "Exercise Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

SMTC CORPORATION

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

SMTC CORPORATION

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock ("Warrant Shares") of SMTC Corporation., a Delaware corporation (the "Company"), evidenced by the attached Warrant to Purchase Common Stock (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________	a "Cash Exercise" with respect to _________________ Warrant Shares; and/or

____________	a "Cashless Exercise" with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ shares of Common Stock representing the applicable Net Number.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs Computershare Inc. to issue the above indicated number of shares of Common Stock in accordance with the terms of the Warrant.

SMTC CORPORATION

By:
Name:
Title: